Exhibit 17.4

                                                       JUNE 21, 2001





Wireless Ventures Inc.
100 Allstate Parkway, Suite 500
Markham, Ontario
L3R 6H3
Attn: Stephen L. Cussons, Chairman


RE: Resignation of Angelo G. MacDonald, Director and Secretary



Dear Mr. Cussons:

Please accept this letter as my resignation from the Board of Directors of Wireless Ventures Inc.

Thank you for allowing me to serve the shareholders with you and the other directors in this capacity for the past 18 months.

Furthermore, please accept my resignation as Secretary for the Company.


Sincerely,


/s/ Angelo MacDonald
--------------------

Angelo G. MacDonald, Esq.


124 West 60th Street, Suite 42H
New York, New York 10023